UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 27, 2010

GENESIS SOLAR CORPORATION
(Name of registrant as specified in its charter)

Colorado	2-87052-D	84-0194754
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

4600 South Ulster Street, Suite 800
Denver, CO 80237
Address of principal executive offices

303-221-3680
Telephone number, including
Area code

___________________
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯             Written communications pursuant to Rule 425 under the Securities Act
⁯             Soliciting material pursuant to Rule 14a-12 under the Exchange Act
⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry Into a Material Definitive Agreement

On March 27, 2010 Genesis Solar Corporation (“Genesis Solar” or the “Company”) entered into a Share Purchase Agreement in form of a private placement agreement (the “PPA”) with a single prospective investor.  The PPA provides for the sale of 3,500,000 shares of Genesis Solar’s common stock (the “Shares”) at $10.00 per share.  The PPA provides that the prospective investor is obligated pay the total purchase price of $35,000,000 through a single payment by no later than June 30, 2010.

Genesis Solar has previously entered into a similar agreement to raise capital (being a share purchase agreement described in various reports filed by Genesis Solar with the Securities and Exchange Commission starting in April 2009) with another prospective German private investor, but did not receive the funding it anticipated.  Accordingly, while Genesis Solar believes that the prospective investor will purchase the Shares and that the PPA is binding and enforceable against the prospective investor, it cannot offer any assurance that the prospective investor will purchase the Shares in accordance with the PPA.  Although the prospective investor is contractually obligated to purchase the Shares as a result of its execution of the PPA, enforcing this obligation would likely be time-consuming and expensive.  Even though the PPA provides for venue and jurisdiction in the United States, judgments obtained (if any) would still have to be enforced in the prospective investor’s overseas domicile.  In part because it currently lacks the funds and other resources necessary to attempt to enforce the PPA should the prospective investor not purchase the Shares in accordance with the PPA, Genesis Solar would likely be unable to pursue its legal remedies against the prospective investor.

When and if the aggregate consideration is received by Genesis Solar it will be obligated to issue the shares of common stock.  In the PPA both parties made standard representations and warranties about themselves and their ability to conduct the transaction contemplated by the PPA.  Further, as part of the PPA Genesis Solar made standard affirmative covenants to the prospective investor.

If received, Genesis Solar currently plans to use the proceeds of the offering for the increase of capital of Genesis Solar España, S.L. (“GSE”) for €25,000,000 (approximately $33,745,000 US).  As described below, Genesis Solar expects to purchase the entire equity interest of GSE from Genesis Energy Investments Plc ("GEI Plc") pursuant to the existing (and previously announced) stock purchase agreement which Genesis Solar expects will be amended to reflect new terms and conditions.   Genesis Solar plans to use the balance of the investment for the payment to Genesis Capital Management AG (“GCM”) of $1,750,000 as a fee for introducing the investor to Genesis Solar pursuant to an agreement between Genesis Solar and GCM.   However, Genesis Solar expects GCM to permit Genesis Solar to retain a portion of the fee necessary to allow Genesis Solar to meet certain of its near term general corporate obligations, although any portion retained by Genesis Solar will still be due and owing to GCM.  As described in Genesis Solar’s most recent Annual Report on Form 10-K, GCM is the Company’s largest controlling shareholder.  Consequently the payment of the fee to GCM should be considered as a “related party transaction” and not negotiated at arms’ length.  Nevertheless, the transaction was approved by the Company’s directors who are not otherwise interested in the transaction and who are not otherwise controlled by or control of GCM.

As described in previous reports filed with the Securities and Exchange Commission (and below) the Company has entered into an agreement with GEI Plc to acquire its equity interest in certain subsidiary entities, including GSE.  If that transaction is completed GSE would be 100% owned by Genesis Solar.

Genesis Solar is still working to complete the transaction with GEI Plc as well as the other transaction described above.  In fact, the PPA was entered into by the parties in part to help the Company complete its acquisition of GSE and to further its plans and business operations.

Item 8.01. Other Events

The Company is a party to an agreement with GEI Plc (the “Agreement”) made as of July 24, 2009 which was amended by Amendment No. 1 dated November 24, 2009 and Amendment No. 2 dated January 19, 2010.  Pursuant to the Agreement Genesis Solar has agreed to acquire GEI Plc’s entire equity interest in GSE as well as certain other GEI Plc subsidiaries, assets and interests.  As amended the Agreement contemplated the closing for the Company’s acquisition of the GSE equity interest by March 1, 2010 and GEI Plc was to have made disclosures to Genesis Solar to permit Genesis Solar conduct its due diligence.  To date, the parties have not been able to timely complete their obligations under the Agreement, but are negotiating further amendments to the Agreement to reflect the current situation.  Neither party has yet taken any action to affirmatively terminate the Agreement, and both parties are working to further the transaction described in the Agreement.  However, completion of the transaction is subject to numerous conditions precedent, including Genesis Solar receiving a significant amount of funding, including but not fully limited to that described in the PPA.  As such, Genesis Solar cannot offer any assurance that it will be able to complete the transaction with GEI Plc that is described in the Agreement as amended.

The Agreement has been described in a number of documents filed with the Securities and Exchange Commission since March 31, 2009, including Genesis Solar’s Form 10-Q for the quarter ended June 30, 2009, Genesis Solar’s Current Report on Form 8-K dated November 24, 2009, Genesis Solar’s Current Report on Form 8-K dated January 19, 2010, and Genesis Solar’s Form 10-Q for the quarter ended December 31, 2009.

Item 9.01 – Financial Statements and Exhibits

10.1	Share Purchase Agreement between Genesis Solar Corporation and Vital Source, S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of March 2010.

Genesis Solar Corporation

By: /s/ David W. Brenman
David W. Brenman, President